Exhibit 10.33

MAUSER BONUS PROGRAM 2016

for

Björn Kreiter (the “CFO”)

For the calendar year 2016, Mauser Group N.V. hereby promises a bonus subject to the terms and conditions of this bonus program (the “Bonus Program”).

1.	BONUS CALCULATION

1.1	If the Mauser Group achieves the budget for the calendar year 2016 (the “Budget”), the payable bonus (the “Target Bonus Paid”) is 100% of the Bonus Amount (as defined below).

1.2	If the Mauser Group achieves more than 95% of the Budget, but less than 100%, the Target Bonus Paid shall be calculated by applying a slope (Steigung) of m=20 with a Target Bonus Paid of 0% of the Bonus Amount at 95% of the Budget and a Target Bonus Paid of 100% of the Bonus Amount at 100% of the Budget, i.e.

y = 20 X (BA - 95).

Where:

y is the Target Bonus Paid;

BA is the Budget achieved by the Mauser Group as a percentage multiplied by 100.

1.3	If the Mauser Group achieves more than 100% of the Budget, the Target Bonus Paid shall be calculated by applying a slope (Steigung) of m=2, provided that the maximum bonus shall not be capped, i.e.

y = (2 X (BA -100)) + 100.

Attached to this Bonus Program is a bonus curve to illustrate the calculation of the Target Bonus Paid.

2.	BONUS ENTITLEMENT

2.1	The CFO is entitled to a bonus amount of 65 per cent of his base salary under his service agreement (the “Bonus Amount”).

2.2	The actual bonus to be paid to the CFO is determined separately for each of the EBITDA performance and the operating cash flow performance as follows:

2.2.1	60% of the Target Bonus Paid is payable for the achievement of the EBITDA target in the Budget by the Mauser Group; and

2.2.2	40% of the Target Bonus Paid is payable for the achievement of the Operating Cash Flow target in the Budget by the Mauser Group.

2.3	“EBITDA” shall be as determined in the annual accounts of the Mauser Group.

2.4	“Operating Cash Flow” shall be equal to EBITDA less the Non-Operating Result less any change in the Working Capital less any changes in Other Assets, Liabilities and Provisions and Less the Total Capex. The Non-Operating Result, the Working Capital, the Other Assets, Liabilities and Provisions and Total Capex shall each be determined in the annual accounts of the Mauser Group.

2.5	If and to the extent any amounts are to be converted into Euros for the determination or the calculation of the Bonus Entitlement and/or the Target Bonus Paid, the foreign exchange rates budgeted for 2016 shall be used.

2.6	For the purposes of the calculation of the EBITDA, the Operating Cash Flow and whether the Mauser Group achieves the Budget, only the annual accounts of the Mauser Group net of any merger with or acquisition of any company or business (including by way of an asset deal or otherwise) in the calendar year 2016 shall be considered.

3.	EXAMPLE CALCULATIONS

If Mauser achieves the 120% of the EBITDA target and 80% of the Operating Cash Flow target, the CFO receives a bonus of 84% of the Bonus Amount, being equal to 60% of 140% (i.e. 2 x (120-100) +100) of the Bonus Amount.

If Mauser achieves 140% of the EBITDA target and 100% of the Operating Cash Flow target, the CFO receives a bonus of 148% of the Bonus Amount, being equal to (i) 60% of 180% (i.e. 2 x (140-100) +100) for the achieved EBITDA target plus (ii) 40% of 100% for the achieved Operating Cash Flow target.

For the following calendar years, the CFO will be entitled to a variable bonus, whereby the targets will be determined by the Company in due time and may contain company targets, personal targets and/or any other targets as determined by the Company in its sole discretion. The Company may also decide to extend this Bonus Program.

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/s/ [Authorized Signatory]	/s/ Bjoern Kreiler